News Release

www.nortelnetworks.com



 FOR IMMEDIATE RELEASE                                        August 24, 1999


     Nortel Networks to Acquire Periphonics for US$436 Million

     Companies to Unify Internet & Call Centers for New Generation of eServices

     BRAMPTON, Ontario and NEW YORK -- Nortel Networks* [NYSE/TSE: NT] and Periphonics Corporation [NASDAQ: PERI] announced today a definitive merger agreement whereby Nortel Networks will acquire Periphonics, a leading global provider of interactive voice solutions used in call centers and other voice and data network applications. Nortel Networks will pay an estimated US$436 million in its common shares for Periphonics.

     The acquisition will mark another milestone in Nortel Networks' strategy to deliver a new generation of networks that unify voice, data and the Internet. Periphonics' market-leading self service capabilities will further Nortel Networks' leadership in unifying call centers with the Internet to create a new generation of eServices that re-define customer care. "As we come together at the heart of the Internet Revolution, Nortel Networks and Periphonics will create new opportunities for commerce and communication," said Wayne Fothergill, president of Enterprise Applications Solutions at Nortel Networks. "Together, our solutions will be even more attractive to businesses that want to use the
Internet and voice activation to deliver more powerful, versatile, and responsive customer care than ever before."

     "Combining Periphonics' technology with Nortel Networks' full portfolio of solutions, global reach and Enterprise applications leadership will create strong value for our customers, shareholders, and our employees," said Peter Cohen, chairman, CEO and president of Periphonics. "By uniting the power of live customer service professionals with the power of the Web, we will create a new generation of eServices in the call center and beyond."

     Periphonics has more than 900 highly skilled employees in the Americas, Europe, and Asia. Revenues for the fiscal year ended in May 1999 were US$142 million. The company designs and supplies self-service voice response and web-enabled systems for call centers and other network applications that allow customers to interact directly with a company's databases and customer care professionals. This enables Periphonics' customers, which include well-known global financial, telecommunications and other companies, to deliver service faster, more effectively, and more profitably.

     Upon completion of the transaction, Periphonics will become a wholly owned subsidiary of Nortel Networks. Periphonics will continue to be headquartered in Bohemia, New York and chairman, CEO and president Peter Cohen will continue to lead the business.

     Under the terms of the agreement, each share of Periphonics will be converted into a fraction of a Nortel Networks share at an exchange ratio equal to US$29.23 divided by the average price of a Nortel Networks share during a specified period prior to closing. In this specified period, if the average price of a Nortel Networks share is above US$47.15, the exchange ratio will be fixed at 0.62 and if the average share price is below US$38.46, the exchange ratio will be fixed at 0.76. For example, based on the closing price of US$43.625 per share of Nortel Networks on August 23, 1999, the exchange ratio would be 0.67 and would result in Nortel Networks issuing approximately 10 million common shares for all of the shares of Periphonics on a fully diluted basis.

     The transaction, which is expected to close in the fourth quarter of 1999, will be tax-free to Periphonics' United States shareholders. The transaction is expected to be slightly accretive to Nortel Networks' earnings per share in calendar year 2000 (excluding acquisition-related charges).

     The boards of directors of both companies have approved the transaction. Certain shareholders, representing approximately 13.5 percent of Periphonics' outstanding common shares, have agreed to vote in favor of the transaction. In addition, Periphonics has agreed to grant Nortel Networks an option to purchase up to 19.9 percent of the outstanding shares of Periphonics under certain circumstances.

     The completion of the transaction is subject to customary regulatory approvals and the approval of Periphonics' shareholders.

     Credit Suisse First Boston Technology Group acted as financial advisor to Nortel Networks for this transaction and William Blair and Company represented Periphonics.

     Periphonics Corporation is a global leader in the development, marketing and support of products and professional services for Computer Telephony Integration (CTI) and Telecom Enhanced Network Services. The Company's products and services utilize such technologies as Interactive Voice Response (IVR), advanced speech processing with large vocabulary recognition, natural language processing and text-to-speech, as well as interactive processing via Web browsers, messaging, and fax. The Company's products and professional services help its customers enhance their customer service offerings, increase caller satisfaction, reduce operating costs and create new revenue opportunities. Periphonics is an ISO 9001/TickIT registered company with systems installed in more than 50 countries.

     Nortel Networks delivers value to customers around the world through Unified Networks* solutions, spanning mission-critical telephony and IP-optimized networks. Customers include public and private enterprises and institutions; Internet service providers; local, long-distance, cellular and PCS communications companies, cable television carriers, and utilities.

     Nortel Networks' common shares are listed on the New York, Toronto, Montreal and London stock exchanges. Nortel Networks had 1998 revenues of US$17.6 billion and has approximately 76,000 employees worldwide.

     Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of rapid technology change and voice and data convergence; price and product competition; international growth, foreign exchange, and interest rates; general industry and market conditions and growth rates; unanticipated impact of Year 2000 issues; and the impact of consolidations in the telecommunications industry. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks and Periphonics Corporation with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K. Nortel Networks and Periphonics Corporation disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



     * Nortel Networks, the Nortel Networks logo, the Globemark, Unified Networks, and How the world shares ideas are trademarks of Nortel Networks.




For more information:
Jeff Ferry                                              Joseph D. Pititto
Nortel Networks                                         Periphonics Corporation
(703) 712-8339                                          (516) 468-9212
jferry@nortelnetworks.com                               invest@peri.com

Or visit Nortel Networks' website at www.nortelnetworks.com 99539 and Periphonics' website at www.peri.com.